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                                                                     EXHIBIT 5.2



                   KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.
                                ATTORNEYS AT LAW

                          NationsBank Corporate Center
                                   Suite 4200
                             100 North Tryon Street
                      Charlotte, North Carolina 28202-4006



                                 March 20, 1997


Tryon Mortgage Funding, Inc.
NationsBank Corporate Center
100 North Tryon Street
Charlotte, NC  28225

Ladies and Gentlemen:

         We have acted as special counsel to Tryon Mortgage Funding, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance of certain securities as additional series (each, a "Series") of the Company's Mortgage Pass-Through Certificates (the "Certificates"), previously registered with the Securities and Exchange Commission (the "Commission") pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended (the "Act"), and Rule 415 thereunder. In connection with this proposed issuance, we have reviewed the Registration Statement.

         Each Series of Certificates under the Registration Statement will be issued pursuant to a Pooling and Servicing Agreement with respect to such Series (each, a "Pooling and Servicing Agreement"), each among the Company, as sponsor, the entity named therein as master servicer and the entity named therein as trustee. We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the form of Pooling and Servicing Agreement that is filed as an exhibit to the Registration Statement and prospectus and prospectus supplement included therein (together, the "Prospectus"); and (ii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic


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copies and the authenticity of the originals of such copies. As to any facts material to such opinions which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials and agencies.

         We express no opinion as to the laws of any jurisdiction other than the laws of the State of North Carolina and the federal laws of the United States of America to the extent specifically referred to herein.

         Based upon and subject to the foregoing, we are of the opinion that each Series of Certificates, when duly authenticated and delivered in accordance with the terms of the Pooling and Servicing Agreement pursuant to which such Series is issued, will be validly issued and outstanding, fully paid and non-assessable, and the holders of such Certificates will be entitled to the benefits of such Pooling and Servicing Agreement.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Kennedy Covington Lobdell & Hickman, L.L.P. under the caption "Legal Matters" in the Prospectus.

                                 Very truly yours,



                                 /s/ KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.